Exhibit 99.03

SYMANTEC CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 1, 2016, Symantec Corporation (“Symantec”, “we”, “our”, and the “Company” refer to Symantec Corporation and all of its subsidiaries) completed its acquisition of Blue Coat, Inc. (“Blue Coat”), a provider of advanced web security solutions for global enterprises and governments. With this acquisition, the Company is positioned to introduce new cybersecurity solutions, and to address the ever-evolving threat landscape, the changes introduced by the shift to mobile and cloud, and the challenges created by regulatory and privacy concerns.

The following unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of the Company and Blue Coat, presented in accordance with rules specified by Article XI of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) and have been prepared subject to the assumptions and adjustments as described in the notes to the unaudited Pro Forma Condensed Combined Financial Statements.

The Company has made a preliminary allocation of the consideration transferred to the assets acquired and liabilities assumed in the acquisition as of the acquisition date based on the information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, particularly in regards to certain tax matters, identification of contingencies, and goodwill, which could be material. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing unaudited Pro Forma Condensed Combined Financial Statements in the Current Report on Form 8-K/A. The Company expects to finalize its accounting for the business combination as soon as practicable within the measurement period in accordance with Accounting Standards Codification Topic (“ASC”) 805, Business Combinations, but in no event later than one year from August 1, 2016.

The unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of, or intended to represent, the Company’s results of operations that would have been achieved if the acquisition had occurred on those dates or to project the Company’s results of operations for any future period. The unaudited Pro Forma Condensed Combined Financial Statements do not include any adjustments for cost of any integration activities or the benefit that may result from the realization of future cost savings from operating synergies, or any revenue, tax, or other synergies between Symantec and Blue Coat.

The unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with Symantec’s historical Consolidated Financial Statements included in its Annual Report on Form 10-K for its year ended April 1, 2016 and in its Form 10-Q for its quarter ended July 1, 2016, and Blue Coat’s historical Consolidated Financial Statements for the year ended April 30, 2016 which were filed with the SEC as a part of its Registration Statement on Form S-1 (No. 333-211786), and as of and for the three months ended July 31, 2016, contained in the Company’s Form 8-K/A filed on October 5, 2016. Both the Company’s and Blue Coat’s Consolidated Financial Statements were prepared in accordance with the accounting principles generally accepted in the United Stated of America (“U.S. GAAP”). The acquisition has been accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805 and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited Pro Forma Condensed Combined Financial Statements.

SYMANTEC CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED APRIL 1, 2016

	Historical
	Year Ended April 1, 2016	For the period May 1, 2015 to May 22, 2015	For the period May 23, 2015 to April 30, 2016
	Symantec	Blue Coat (Predecessor)	Blue Coat (Successor)	Pro Forma Adjustments		Pro Forma Combined
(In millions, except per share amounts)
Net revenues	$3,600	$29	$569	$—		$4,198
Cost of revenues	615	7	198	135	A, B	955

Gross profit	2,985	22	371	(135)		3,243
Operating expenses:
Sales and marketing	1,292	12	229	24	B, C	1,557
Research and development	748	7	124	21	B	900
General and administrative	295	22	127	64	B	508
Amortization of intangible assets	57	2	121	(2)	A	178
Restructuring, separation, transition, and other	136	—	2	—		138

Total operating expenses	2,528	43	603	107		3,281

Operating income (loss)	457	(21)	(232)	(242)		(38)
Interest income	10	—	—	—		10
Interest expense	(75)	(4)	(99)	(9)	D	(187)
Other expense, net	—	—	(4)	—		(4)

Income (loss) from continuing operations before income taxes	392	(25)	(335)	(251)		(219)
Provision (benefit) for income taxes	1,213	(8)	(63)	(91)	F	1,051

Loss from continuing operations	$(821)	$(17)	$(272)	$(160)		$(1,270)

Loss from continuing operations per share:
Basic	$(1.23)				G	$(1.89)
Diluted	$(1.23)				G	$(1.89)

Weighted-average shares outstanding:
Basic	670				G	672
Diluted	670				G	672

The accompanying notes are an integral part of these unaudited Pro Forma Condensed Combined Financial Statements.

SYMANTEC CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JULY 1, 2016

	Historical
	Three Months Ended July 1, 2016	Three Months Ended July 31, 2016
	Symantec	Blue Coat	Pro Forma Adjustments		Pro Forma Combined
(In millions, except per share amounts)
Net revenues	$884	$179	$—		$1,063
Cost of revenues	149	46	33	A, B	228

Gross profit	735	133	(33)		835
Operating expenses:
Sales and marketing	291	62	9	B, C	362
Research and development	170	40	5	B	215
General and administrative	84	73	—	B, E	157
Amortization of intangible assets	14	28	2	A	44
Restructuring, separation, transition, and other	70	—	—		70

Total operating expenses	629	203	16		848

Operating income (loss)	106	(70)	(49)		(13)
Interest income	5	—	—		5
Interest expense	(27)	(28)	—	D	(55)
Other income (expense), net	13	(5)	—		8

Income (loss) from continuing operations before income taxes	97	(103)	(49)		(55)
Provision (benefit) for income taxes	31	(20)	(23)	F	(12)

Income (loss) from continuing operations	$66	$(83)	$(26)		$(43)

Income (loss) from continuing operations per share:
Basic	$0.11			G	$(0.07)
Diluted	$0.11			G	$(0.07)

Weighted-average shares outstanding:
Basic	613			G	616
Diluted	620			G	616

The accompanying notes are an integral part of these unaudited Pro Forma Condensed Combined Financial Statements.

SYMANTEC CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 1, 2016

	Historical
	July 1, 2016	July 31, 2016	Pro Forma Adjustments		Pro Forma Combined
(In millions)	Symantec	Blue Coat
ASSETS
Current assets:
Cash and cash equivalents	$6,108	$146	$(678)	H	$5,576
Short-term investments	10	—	—		10
Accounts receivable, net	314	126	(1)	I	439
Other current assets	367	54	9	I, J, P	430

Total current assets	6,799	326	(670)		6,455
Property and equipment, net	904	55	(1)	I	958
Intangible assets, net	423	932	667	K	2,022
Goodwill	3,146	1,583	2,471	L	7,200
Equity investments	157	1	—		158
Other long-term assets	101	20	(6)	I	115

Total assets	$11,530	$2,917	$2,461		$16,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115	$19	$(2)	I	$132
Accrued compensation and benefits	166	34	—		200
Deferred revenue	2,085	247	(103)	M	2,229
Current portion of long-term debt	599	14	(14)	N	599
Income taxes payable	24	1	—		25
Other current liabilities	333	73	24	I, O	430

Total current liabilties	3,322	388	(95)		3,615
Long-term debt	2,605	1,770	2,192	N	6,567
Long-term deferred revenue	332	128	(52)	M	408
Long-term deferred tax liabilities	1,266	45	834	P	2,145
Long-term income tax payable	154	16	9	P	179
Other long-term obligations	85	10	(8)	I	87

Total liabilities	7,764	2,357	2,880		13,001
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock, and additional paid-in capital	4,289	915	(736)	Q	4,468
Accumulated other comprehensive loss	(3)	—	—		(3)
Accumulated deficit	(520)	(355)	317	Q	(558)

Total stockholders’ equity	3,766	560	(419)		3,907

Total liabilities and stockholders’ equity	$11,530	$2,917	$2,461		$16,908

The accompanying notes are an integral part of these unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of Transaction and Basis of Presentation

On August 1, 2016, we completed our acquisition of Blue Coat (the “acquisition”), a provider of advanced web security solutions for global enterprises and governments. The preliminary net purchase price of approximately $4.67 billion consisted primarily of a cash consideration, issuance of new Symantec debt and settling outstanding Blue Coat debt. Symantec assumed the outstanding equity incentive plans and generally retained the terms and conditions under which they were originally granted.

The unaudited Pro Forma Condensed Combined Balance Sheet assumes that the acquisition took place on July 1, 2016 and combines the Company’s July 1, 2016 Condensed Consolidated Balance Sheet with Blue Coat’s July 31, 2016 Condensed Consolidated Balance Sheet.

The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended April 1, 2016, has been prepared to reflect the acquisition with Blue Coat as if it had occurred on April 4, 2015, the first day of the Company’s 2016 fiscal year. Blue Coat operated as Project Barbour Holdings Corporation, which is referred to herein as the “predecessor,” until May 22, 2015. On May 22, 2015, Blue Coat, which is referred to herein as the “successor,” acquired Project Barbour Holdings Corporation, in connection with an investment by investment funds controlled by Bain Capital Investors, LLC and certain co-investors. The successor was created for the sole purpose of acquiring the predecessor and had no prior operations. The unaudited Pro Forma Condensed Combined Statement of Operations includes Blue Coat’s audited historical Consolidated Statements of Operations for the predecessor period from May 1, 2015 through May 22, 2015 and the successor period from May 23, 2015 through April 30, 2016. The Company’s fiscal year end was April 1, 2016, while Blue Coat’s fiscal year end was April 30, 2016. Accordingly, the Company has aligned within one month Blue Coat’s reporting period to the Company’s fiscal year.

The unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended July 1, 2016 also assumes that the acquisition took place on April 4, 2015. The Company’s unaudited Condensed Consolidated Statement of Income for the three months ended July 1, 2016 has been combined with Blue Coat’s unaudited Condensed Consolidated Statements of Operations for the three months ended July 31, 2016.

The unaudited Pro Forma Condensed Combined Financial Statements included herein have not been prepared in accordance with the rules of U.S. GAAP, and do not include any adjustments for cost of any integration activities or the benefit that may result from the realization of future cost savings from operating synergies, or any revenue, tax, or other synergies between Symantec and Blue Coat.

The unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting and was based on the historical financial statements of Symantec and Blue Coat. All unaudited Pro Forma Condensed Combined Financial Statements use Symantec’s period end dates.

The acquisition method of accounting is based on ASC 805 which uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. The financial statements of Symantec issued after completion of the acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited Pro Forma Condensed Combined Financial Statements. The financial statements of Symantec issued after the completion of the acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Blue Coat. In addition, ASC 805 establishes that the purchase consideration transferred be measured at the closing date of the acquisition at the then-current market price.

Note 2. Accounting Policies

As part of preparing the unaudited Pro Forma Condensed Combined Financial Statements, Symantec conducted a preliminary review of the accounting policies of Blue Coat to determine if differences in accounting policies require recasting of results of operations or reclassification of assets or liabilities to conform to Symantec’s accounting policies and classifications. See footnote (C) for further details on deferred commissions.

Note 3. Preliminary Estimate of Consideration Transferred

The following is a preliminary estimate of the components of the purchase consideration transferred as part of the acquisition:

(In millions)
Cash and equity consideration for outstanding Blue Coat common shares and restricted stock awards	$2,006
Cash consideration for outstanding Blue Coat debt	1,910
Bain reinvestment in Symantec 2.0% convertible debt	750
Fair value of vested assumed Blue Coat stock options	102
Cash consideration for acquiree acquisition-related expenses	51

Total consideration	4,819
Cash acquired	(146)

Net consideration transferred	$4,673

Note 4. Preliminary Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Symantec in the acquisition, reconciled to the estimate of net consideration transferred:

(In millions)
Assets
Accounts receivable	$125
Other current assets	64
Property and equipment	54
Intangible assets	1,599
Goodwill	4,054
Other long-term assets	15
Liabilities
Deferred revenue	(144)
Other current liabilities	(111)
Long-term deferred revenue	(76)
Long-term deferred tax liabilities	(879)
Other long-term obligations	(28)

Total purchase price	$4,673

The allocation of the purchase price was based upon a preliminary valuation, and our estimates and assumptions are subject to refinement within the measurement period, up to one year from the acquisition date. Adjustments to the purchase price allocation may require updates of the amounts allocated to goodwill, which will be accounted for prospectively. The primary areas of the preliminary purchase price allocation that are not yet finalized are certain tax matters, identification of contingencies, and goodwill.

The preliminary estimated goodwill of $4.05 billion arising from the acquisition is attributed to the expected synergies, including future cost efficiencies, and other benefits that will be generated by combining Symantec and Blue Coat. Substantially all of the goodwill recognized is not expected to be deductible for tax purposes.

Note 5. Reclassifications to Unaudited Pro Forma Condensed Combined Financial Statements

The following reclassifications have been made in the presentation of Blue Coat’s historical Consolidated Statement of Operations to conform to the combined presentation of Symantec:

•	$1 million from “Change in fair value of acquisition-related earn-out liability” for the successor period ended April 30, 2016 was reclassified to “Restructuring, separation, transition, and other” charges.

•	$3 million from “Debt extinguishment and refinancing costs” for the successor period ended April 30, 2016 was reclassified to “Other expenses, net”.

The following reclassifications have been made in the presentation of Blue Coat’s historical Consolidated Balance Sheet to conform to the combined presentation of Symantec:

•	$18 million from “Inventory”, and $37 million from “Prepaid expenses and other current assets” were reclassified to “Other current assets”.

•	$1 million and $3 million from “Restricted cash” was reclassified to “Equity investments” and “Other long-term assets”, respectively.

•	$1 million from “Other current liabilities” was classified as “Income taxes payable”.

•	$10 million from “Deferred rent, less current portion”, was reclassified to “Other long-term obligations”.

Note 6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

A.	Intangible asset amortization – To eliminate historical amortization expense related to Blue Coat’s existing intangible assets and to reflect amortization of acquired intangible assets based on the preliminary estimated fair values and useful lives expected to be recorded as a result of the acquisition. For the preliminary estimated intangible asset fair values and the estimated associated useful lives, see footnote (K).

(In millions)	Year Ended April 1, 2016	Three Months Ended July 1, 2016
Eliminate Blue Coat historical amortization
Cost of revenues	$(42)	$(11)
Operating expenses: Amortization of intangible assets	(123)	(28)

	$(165)	$(39)

New intangible asset amortization
Cost of revenues	$177	$44
Operating expenses: Amortization of intangible assets	121	30

	$298	$74

Pro Forma amortization adjustment
Cost of revenues	$135	$33
Operating expenses: Amortization of intangible assets	(2)	2

	$133	$35

Amortization recognized in operating expenses versus cost of revenues is based of Symantec’s policy on customer contracts and related relationships, developed technology, and finite-lived trade names. Symantec’s policy is to recognize all of developed technology in cost of revenues and all of trademarks and customer relationships in operating expenses.

B.	Stock-based compensation expense – To eliminate the historical stock-based compensation expense related to Blue Coat’s existing equity awards and reflect the new stock-based compensation expense based on the preliminary estimated fair values and vesting periods of equity awards assumed by Symantec as a result of the acquisition.

	Year Ended April 1, 2016
(In millions)	Blue Coat Historical Stock- Based Compensation	Stock-Based Compensation Expense Based Upon Preliminary Fair Values	Increase in Stock- Based Compensation Expense
Cost of revenues	$1	$1	$—
Sales and marketing	6	46	40
Research and development	3	24	21
General and administrative	13	77	64

Total stock-based compensation	$23	$148	$125

	Three Months Ended July 1, 2016
(In millions)	Blue Coat Historical Stock- Based Compensation	Stock-Based Compensation Expense Based Upon Preliminary Fair Values	Increase in Stock- Based Compensation Expense
Cost of revenues	$—	$—	$—
Sales and marketing	1	11	10
Research and development	1	6	5
General and administrative	4	17	13

Total stock-based compensation	$6	$34	$28

C.	Deferred commissions – In order to conform Blue Coat’s accounting policy for commissions with Symantec’s policy, an adjustment was made to defer a portion of Blue Coat’s historical commission expense. The deferred commissions are subsequently expensed over the term of the related customer sales contracts in proportion to the related future revenue streams.

	Pro Forma Adjustment
(In millions)	Year Ended April 1, 2016	Three Months Ended July 1, 2016
Sales and marketing	$(16)	$(1)

D.	Interest expense – To eliminate historical interest expense related to Blue Coat’s debt that was paid off as part of the acquisition. Interest expense is associated with the new debt issued in order to partly finance the acquisition. See footnote (N) for more information on the debt.

	Pro Forma Adjustment
(In millions)	Year Ended April 1, 2016	Three Months Ended July 1, 2016
Eliminate interest expense on Blue Coat debt	$103	$28
New interest expense on debt financing	112	28

Pro forma adjustment	$(9)	$—

E.	Acquisition expenses – To eliminate acquisition costs recorded in the first quarter of fiscal 2017 of $8 million and $5 million for Symantec and Blue Coat, respectively.

F.	Income tax expense – To record the tax effect of pro forma adjustments using estimated applicable statutory tax rates. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

G.	Loss from continuing operations per share – The pro forma condensed combined basic and diluted loss from continuing operations per share calculations are based on the combined basic and diluted weighted-average shares.

(In millions, except per share data)	Year Ended April 1, 2016	Three Months Ended July 1, 2016
Pro forma weighted-average shares (basic)
Historical Symantec weighted average shares outstanding	670	613
Equity issued as acquisition consideration	2	2
Vesting of Blue Coat restricted stock unit replacement awards	—	1

	672	616

Pro forma weighted-average shares (diluted)
Historical Symantec weighted average shares outstanding	670	613
Equity issued as acquisition consideration	2	2
Vesting of Blue Coat restricted stock unit replacement awards	—	1

	672	616

Pro forma basic loss per share
Pro forma loss from continuing operations	$(1,270)	$(43)
Basic weighted average shares outstanding	672	616

	$(1.89)	$(0.07)

Pro forma diluted loss per share
Pro forma loss from continuing operations	$(1,270)	$(43)
Diluted weighted average shares outstanding	672	616

	$(1.89)	$(0.07)

Note 7. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

H.	Cash and cash equivalents pro forma adjustments represent the use of the anticipated combined cash balance reflecting the new debt financing to fund a portion of the estimated acquisition consideration, as described in Note 3. Additionally, estimated transaction costs and debt issuance costs are included in the net cash outflow as follows:

(In millions)
Net cash proceeds from new debt	$3,251
Cash consideration for outstanding Blue Coat common shares and restricted stock awards	(1,968)
Cash consideration for Blue Coat debt	(1,910)
Cash consideration for acquiree acquisition-related expenses	(51)

Net cash outflow	$(678)

I.	Adjustments due to change in control provisions, lease obligations, and expensing of capitalized IPO costs in aggregate of $7 million, to reflect the fair value of certain Blue Coat assets and liabilities as of August 1, 2016. These adjustments to reflect these fair values are as follows:

(In millions)
Accounts receivable, net	$(1)
Other current assets	(12)
Property and equipment, net	(1)
Other long-term assets	(6)
Accounts payable	2
Other current liabilities	3
Other long-term obligations	8

Total adjustments	$(7)

J.	Adjustment to record the difference between the historical amount of Blue Coat inventory of $18 million and preliminary fair value of Blue Coat inventory acquired of $41 million.

K.	Adjustment to record the difference between the historical amounts of Blue Coat net intangible assets of $932 million and preliminary fair value of Blue Coat intangible assets acquired of $1.60 billion. These estimated fair values and useful lives are considered preliminary and are subject to change. Changes in estimated fair value of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over their estimated useful lives in proportion to the economic benefits consumed using the straight-line method.

		As of July 1, 2016
(In millions)	Estimated Average Useful Lives (years)	Estimated Fair Value	Net Book Value	Pro Forma Adjustment
Order backlog	less than 1	$2	$—	$2
Customer relationships	7	834	488	346
Developed technology	4	739	224	515
Finite-lived trade names	2	5	220	(215)
In-process research and development	—	19	—	19

Total		$1,599	$932	$667

L.	To eliminate Blue Coat historical goodwill of $1.58 billion and record the preliminary estimate of goodwill of $4.05 billion for the acquisition.

M.	To adjust deferred revenue to its fair value. Fair value estimates the cost of the servicing of acquired service contracts with a normal profit margin to meet the remainder of the obligations under such contracts. Because this adjustment will not have a significant ongoing impact in excess of twelve months, it is not reflected in the unaudited Pro Forma Condensed Combined Statement of Operations. However, this deferred revenue adjustment will reduce revenue and net income for periods subsequent to the completion of the acquisition.

(In millions)	Estimated Fair Value	Net Book Value	Pro Forma Adjustment
Deferred revenue	$144	$247	$(103)
Long-term deferred revenue	76	128	(52)

Total	$220	$375	$(155)

N.	Total debt includes new debt financing of $3.96 billion, net of issuance costs and fair value of the equity components of convertible notes, to fund the Blue Coat acquisition. The new debt was offset by the settlement of existing Blue Coat debt of $1.78 billion, net. The adjustments to total debt are summarized as follows:

(In millions)	New Debt Issued	Blue Coat Debt Extinguished	Pro Forma Adjustment
Senior Notes	$—	$452	$(452)
Senior Term Facility	2,751	1,332	1,419
Convertible Unsecured Notes	1,211	—	1,211

Total	$3,962	$1,784	$2,178

Blue Coat’s total debt outstanding was $1.84 billion. Total consideration paid to settle the Blue Coat debt of $1.91 billion included the principal amount of $1.84 billion, debt premiums of $64 million, accrued interest of $7 million, and interest rate hedge premiums of $4 million.

O.	To adjust for acquisition costs of $1 million and $37 million incurred or expected to be incurred by Blue Coat subsequent to July 31, 2016 and by Symantec subsequent to July 1, 2016, respectively. Acquisition costs incurred by Symantec include $30 million of banker fees and $7 million for consulting, tax and legal fees. These acquisition costs are partly offset by accrued interest, and interest rate hedge pay down of $7 million and $4 million, respectively, which was part of the debt pay down in the purchase price consideration. Also included is an adjustment of $3 million to reflect the fair value of certain Blue Coat’s assets and liabilities as of August 1, 2016. See footnote (I).

P.	To record the estimated preliminary net deferred tax liabilities in connection with the acquisition. In addition, the following adjustments in aggregate of $11 million were made to reflect the fair value of certain Blue Coat tax assets and tax liabilities:

(In millions)
Other current assets	$(2)
Long-term income tax payable	(9)

Total adjustments	$(11)

The adjustment in “other current assets” represents prepaid taxes. Additionally, the deferred tax liability adjustment of $834 million mainly relates to a deferred tax liability of $722 million related to U.S. federal and state income taxes on the excess of the financial reporting carrying amount over the tax basis of investments in our foreign subsidiaries. In the separate Blue Coat financial statements, the undistributed earnings of the foreign subsidiaries were considered permanently reinvested and, accordingly, no U.S. federal or state income taxes were provided.

Q.	Adjustment to equity of $419 million, which includes the elimination of historical Blue Coat common stock and additional paid-in capital of $915 million, and accumulated deficit of $355 million. In addition, equity was increased by purchase price consideration of $163 million and the $16 million fair value of the equity component of 2.0% convertible notes issued to Silver Lake Partners IV Cayman (AIV II), L.P., partly offset by total acquisition costs of $38 million.